Exhibit 99.1

For Release at 8:00 AM EST on Tuesday, December 13, 2011

Gasco Energy Provides Update on Green River Oil Wells; Willow Springs Well to Spud Prior to Year-end

DENVER — (PR Newswire) — December 13, 2011 — Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on recent Green River oil well activity in its Riverbend Project in Utah’s Uinta Basin.

Green River Oil Formation Drilling Activities

Gasco recently reached total depth of 5,574 feet in the Green River Formation on the Federal #34-19G-9-19 [100% working interest (WI) / 80% net revenue interest (NRI)].  The second Green River well, the Federal #23-30-G-9-19 (100% WI / 76.8% NRI), also recently reached total depth of 5,473 feet in the Green River Formation.

Both wells, which are Gasco-operated, were successfully drilled in approximately five days and encountered oil shows while drilling and Green River Formation oil pay as anticipated by the Company.  Preliminary log analysis for both wells indicates reservoir quality sands within the Green River interval.  Production casing has been run on the first well and is currently being run on the second well.  Gasco will release the rig once casing operations are completed.

Completion operations for the wells, which will be completed successively, are scheduled to commence in early January 2012.  The Company expects to announce the initial production rates of the two wells after it has fracture stimulated each of the wells and has completed production testing after flowing back frac fluids.

California Projects Update

Gasco also today announced that its partner in its Willow Springs Prospect has informed the Company that it intends to spud the first of two earning wells (Gasco carried for 20% WI) in December 2011.  The Willow Springs Prospect is a faulted anticline located below the McKittrick thrust fault, as interpreted from well data and reprocessed seismic lines.  Several wells with oil and gas shows have been drilled into the downdip portions of the anticline, but none have tested the traps near their structural highs.

Management Comment

“We are pleased to have successfully reached total depth on our first two new-drill Green River oil wells,” said King Grant, Gasco’s CEO and President.  “Drilling operations were conducted efficiently and the oil shows and pay we encountered are typically positive indicators for commercial wells.  We can only determine the well’s success and estimated ultimate recoveries once we have finished with our fracture stimulation and completion operations.  Given the overall tightness in fracture stimulation services, we are pleased to have secured our early January 2012 frac dates.

“Having drilling activity in the Willow Springs Prospect is also a positive development for Gasco and its shareholders.  The high-graded location was selected after thorough 3-D seismic processing and interpretation to ensure the best chance for finding hydrocarbons in economic quantities.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region and in California’s San Joaquin Basin.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.